EXHIBIT 99.2

SUBSCRIPTION AGREEMENT

American Media Systems Co.
5190 Neil Road, Suite 430
Reno, Nevada 89502

Dear Sirs:

Concurrent with execution of this Agreement, the undersigned (the "Purchaser") is purchasing ________________ shares of Common Stock of American Media Systems Co.(the "Company") at a price of $0.05 per Share (the "Subscription Price").

Purchaser hereby confirms the subscription for and purchase of said number of Shares and hereby agrees to pay herewith the Subscription Price for such Shares.

MAKE CHECK PAYABLE TO: AMERICAN MEDIA SYSTEMS CO.

Executed this _____ day of ___________________, 20 .
)
	)		Signature of Purchaser
)
Address of Purchaser

Printed Name of Purchaser

	X	$0.05	= US$
Number of Shares Purchased			Total Subscription Price
Form of Payment:	Cash:_______	Check #: ______________	Other: ________________
AMERICAN MEDIA SYSTEMS CO.
By: ________________________________________
Title: ______________________________________